Exhibit 10.1
AGREEMENT FOR SALE OF REAL ESTATE

This Agreement for Sale of Real Estate (hereinafter referred to as the "Agreement") is made and entered into on the 31st day of January, 2011 (the "Effective Date"),

BETWEEN

UNIGENE LABORATORIES INC., a Delaware corporation,

whose address is 81 Fulton Street, Boonton, New Jersey 07005 (hereinafter referred to as "Seller"),

AND

RCP Birch Road, L.L.C., a New Jersey limited liability company,

whose address is c/o Marlow Park, LLC; 80 Greenwood Avenue, Midland Park, New Jersey 07432  , as a 65% Tenant in Common

and

DANIEL COHEN and LOUIS ANTONUCCI,

whose address is c/o North Jersey Development Group, Inc., 333 Route 46, Mountain Lakes, New Jersey 07046, as a 35% Tenant in Common (hereinafter collectively referred to as "Purchaser").

The words "Purchaser" and "Seller" include all Purchasers and all Sellers listed above.

1.           Purchase Agreement.  Seller agrees to sell, and Purchaser agrees to purchase, the property described in this Agreement.

2.           Property.  The property to be sold consists of:

(a)           The land, and all of Seller's rights relating thereto, commonly known as 110 Little Falls Road, in the Township of Fairfield, County of Essex, State of New Jersey (the "Land"), together with all buildings and improvements thereon.  The Land is designated on the municipal tax map of the Township of Fairfield as Block 2801, Lot 22, and is more fully described on Exhibit A, attached hereto and made a part hereof.  Seller's rights relating to the Land include all right, title and interest of Seller in and to (i) any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land; (ii) all strips, gaps, and gores abutting the Land; and (iii) all easements, rights-of-way, riparian rights, and other similar appurtenant rights benefiting the Land or the owner thereof;

(b)           the buildings, parking areas, improvements and fixtures now situated on the Land (the "Improvements");

(c)           any furniture, personal property, machinery, apparatus and equipment owned by Seller and currently used in the operation, repair, and maintenance of the Property (collectively the "Personal Property"), but expressly excluding any property owned by the Seller and used in the conduct of its laboratory business.  No part of the Purchase Price shall be allocated to the Personal Property;

(d)           all assignable warranties and guaranties (if any) issued in connection with the Improvements or the Personal Property;

(e)           all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi governmental agency, department, board, commission, bureau or any other entity or instrumentality in respect of the Land and Improvements; and

(f)           to the extent transferable, all of Seller's right, title, and interest in and to all intangible personal property related to the Property, including but not limited to the plans and specifications and other architectural engineering drawings for the Land and Improvements, to the extent that such property is in Seller's possession or control.

The property described in clauses (a) through (f) is hereinafter referred to collectively as the "Property."

3.           Purchase Price.  The purchase price of the Property (the "Purchase Price") is One Million Two Hundred Thousand Dollars ($1,200,000.00).

4.           Payment of Purchase Price.  Purchaser will pay the Purchase Price as follows:

(a)	Within ten (10) business days of execution of this Agreement (the "Deposit")	$60,000.00

(b)	Balance to be paid at closing of title, in cash or by electronic wire transfer (subject to adjustments, as provided in Section 16 of this Agreement)(the "Closing Payment")	$1,140,000.00

	Total:	$1,200,000.00

5.           Deposit; Escrow Agreement.

5.1.           Establishment of Escrow.  The Deposit will be held in trust by Lindabury, McCormick, Estabrook & Cooper, P.C. ("Escrow Agent"), in an attorney trust account with Bank of America, N.A. or Valley National Bank, at Escrow Agent's discretion (the "Trust Account Bank"), subject to the terms and conditions of this Section 5.  Upon Escrow Agent's receipt of a fully and properly completed and signed Form W-9 from each of Seller and Purchaser (a copy of Form W-9 is appended hereto), Escrow Agent shall place the Deposit in an interest-bearing attorney trust account and interest shall thereupon accrue at the rate determined by the Escrow Control Department of the Trust Account Bank.  Promptly after placing the Deposit in an interest-bearing attorney trust account, Escrow Agent shall provide Purchaser and Seller with the relevant account and sub account numbers.  Escrow Agent shall deliver the Deposit, together with all interest earned thereon, to Purchaser or Seller, as the case may be, under the following conditions:

(a)           To or for the benefit of Seller at the Closing; or

(b)           Upon receipt from Purchaser of a copy of a written notice of termination of this Agreement at any time on or prior to the Due Diligence Termination Date (as hereinafter defined) (the "Due Diligence Termination Notice"), the entire Deposit, together with all interest earned thereon, shall promptly be returned to Purchaser.  Seller acknowledges that Seller shall have no right to object to the release and return of the Deposit to Purchaser at any time on or prior to the Due Diligence Termination Date.

(c)           Upon written demand by either party (a "Deposit Demand") for the release of the Deposit after the Due Diligence Termination Date, Escrow Agent shall deliver written notice to Purchaser and Seller indicating that it has received such a demand, which notice shall be delivered in the manner specified in Section 19 of this Agreement.  If Escrow Agent does not receive a written objection to the release of the Deposit within five (5) business days following its delivery of the notice of the Deposit Demand, then Escrow Agent shall release the Deposit in accordance with the Deposit Demand.  If Escrow Agent receives a notice objecting to the release of the Deposit, then Escrow Agent may either (x) retain the Deposit, together with all interest earned thereon, in its trust account until both parties consent, in writing, to its release, or until issuance of a final non-appealable judgment by a court of competent jurisdiction directing the release; or (y) interplead the Deposit into the New Jersey Superior Court, in which event any reasonable costs incurred by Escrow Agent in commencing such interpleader action, will be shared equally by Purchaser and Seller.

5.2.           Rights and Duties of Parties.

(a)           The duties of the Escrow Agent shall be entirely administrative and not discretionary.  Seller and Purchaser shall be jointly and equally responsible for the reasonable costs and expenses of Escrow Agent incurred in performing its routine administrative duties as Escrow Agent.

(b)          Escrow Agent shall have no liability hereunder to Seller or Purchaser in otherwise acting or failing to act under this Agreement, except in the event of its willful misconduct or gross negligence.  Seller and Purchaser agree to and hereby do waive any suit, claim, demand or cause of action of any kind which either may have or may assert against the Escrow Agent arising out of or relating to its performance hereunder, unless such suit, claim, demand or cause of action is based upon the willful misconduct or gross negligence of the Escrow Agent.

(c)           Seller and Purchaser further agree to jointly and severally indemnify and hold harmless Escrow Agent from and against any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees, which may be asserted against Escrow Agent or to which Escrow Agent may be exposed by reason of its performance hereunder, except in the event of the willful misconduct or gross negligence of Escrow Agent.

(d)           Escrow Agent shall have no duty to inquire or to determine the authenticity, accuracy, validity or sufficiency of any signature, direction, notice, demand, waiver, instruction, consent, or other paper or document given or delivered to it hereunder.  Except in the event of its gross negligence or willful misconduct, Escrow Agent shall not incur any liability in acting in accordance with and pursuant to any signature, direction, notice, demand, instruction, waiver, consent or other paper or document believed by the Escrow Agent to be genuine.

(e)           Escrow Agent shall have no duty to inquire or to determine the identification of any person depositing or giving any direction, notice, demand, waiver, instruction, consent or other paper or document on behalf of any party in accordance with the provisions hereof.  Except in the event of its gross negligence or willful misconduct, Escrow Agent shall not incur any liability in assuming that any such person so acting has been duly authorized to do so.

(f)           Escrow Agent shall not be bound by any notice, demand, instruction, modification, cancellation, rescission, amendment, waiver, termination or revision of this Agreement, unless the same is in writing and signed by the other parties hereto and a copy thereof has been delivered to, and received by, Escrow Agent.  In no event, however, if the duties or rights of the Escrow Agent are affected thereby, will the Escrow Agent be bound unless it shall have given its written consent thereto.

(g)           The terms and provisions of this Agreement shall create no right in any person, firm or corporation other than the parties and their respective successors and assigns and no third party shall have the right to enforce or benefit from the terms hereof.

(h)           Seller and Purchaser hereby acknowledge that Escrow Agent has and continues to serve as counsel to Seller.  Seller and Purchaser hereby covenant and agree that Escrow Agent's dual position as counsel to Seller and as Escrow Agent will not be challenged, nor will Purchaser seek to remove Escrow Agent as counsel to Seller based on a conflict of interest or otherwise.  In the event that any dispute arises as to such dual role, Escrow Agent may immediately resign as escrow agent under this Agreement and the parties may then designate a successor escrow agent ("Successor Escrow Agent"), who shall then execute an agreement to assume the duties of Escrow Agent under this Agreement.  In the event of such resignation and assumption, Escrow Agent shall deliver the Deposit to Successor Escrow Agent.  Upon such delivery, Escrow Agent (x) may continue to serve as legal counsel to Seller in connection with the transaction contemplated in this Agreement, and (y) shall be released prospectively from all obligations and liabilities hereunder.

(i)           No party may assign, pledge, hypothecate, transfer, create a security interest in or to the Deposit or otherwise create or grant to anyone else a right to demand or receive the Deposit or any portion thereof, and any instrument, notice or other demand or directive to do so shall be null and void and of no force and effect, and may be disregarded by the other parties hereto without liability.

5.3.           Disposition of Deposit; Disputes.  Notwithstanding the foregoing, Escrow Agent shall have the following rights:

(i)           If Escrow Agent shall have received a notice signed by either party advising that litigation between the parties over entitlement to the Deposit has been commenced, then Escrow Agent may, on notice to the parties, place the Deposit with the clerk of the court in which such litigation is pending; or

(ii)           Escrow Agent may, on notice to the parties, take such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, but not limited to, placing the Deposit with a court of competent jurisdiction and commencing suit in interpleader, the reasonable costs and fees of which shall be borne one-half by Seller and one-half by Purchaser, including but not limited to legal fees at the regular hourly rates of Escrow Agent's attorneys, who may be partners and associates of Escrow Agent.  If Escrow Agent commences a suit in interpleader, then it shall thereupon be fully released and discharged from all further obligations under this Agreement, except as may be determined in such a suit.  Upon the taking by Escrow Agent of the action described in clause (i) or clause (ii) of this Section 5.3, Escrow Agent shall be fully released of and from all liabilities hereunder except for gross or willful misconduct.

5.4.           Notices.  All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder shall be sent in the manner set forth in Section 19 of this Agreement at the addresses for Seller and Purchaser set forth therein, and to Escrow Agent at the address first appearing in this Agreement, to the attention of Robert S. Burney, Esq.

6.           Lease of Property.  This Agreement, and the parties' respective rights and duties hereunder, shall be subject to, and contingent upon, their execution and delivery of a Lease in substantially the form of Exhibit B, with such changes thereto as the parties shall mutually agree (the "Lease").

7.           Time and Place of Closing.

(a)           The closing of title (the "Closing") shall occur at 10:00 a.m. on a date agreed to by the parties but in any event not later than April 29, 2011 (the "Closing Date"), provided that all conditions and contingencies set forth in this Agreement for the benefit of Purchaser have been satisfied, including but not limited to all conditions precedent set forth in Section 7(c).  The Closing will be held at the offices of Purchaser's legal counsel or such other place as may be agreed upon by the parties.

(b)           Purchaser's obligation to consummate the purchase of the Property is subject to the satisfaction, as of the Closing Date, of each and every one of the following conditions precedent (in addition to any other conditions precedent set forth in this Agreement for the benefit of Purchaser):

(i)           As of the date of this Agreement and the Closing Date, each of the representations and warranties of Seller contained herein shall be true and correct in all material respects; and

(ii)           as of the Closing Date, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, and shall have delivered all documents and other items required to be delivered by Seller under this Agreement.

(c)           Seller's obligation to consummate the sale of the Property is subject to the satisfaction, as of the Closing Date, of each and every one of the following conditions precedent (in addition to any other conditions precedent set forth in this Agreement for the benefit of Purchaser):

(i)           As of the date of this Agreement and the Closing Date, each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects; and

(ii)           as of the Closing Date, Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement.

8.           Transfer of Ownership.  At the Closing, Seller will transfer ownership of the Property to Purchaser.  Seller will deliver the following to Purchaser at Closing:

(i)           A properly executed Bargain and Sale Deed with Covenants Against Grantor's Acts substantially in the form of Exhibit C, together with the current form of Seller's Affidavit of Consideration (RTF-1) and the current form of Seller's Residency Certification/Exemption (GIT/REP-3).

(ii)           An Affidavit of Title in a form reasonably acceptable to Seller,  Purchaser and Purchaser's title insurer.

(iii)          An Investment in Real Property Tax Act ("FIRPTA") affidavit in customary form.

(iv)          A Bill of Sale substantially in the form of Exhibit D attached hereto executed and acknowledged by Seller, vesting in Purchaser Seller's right, title, and interest in and to the property and rights described therein.

(v)           Originals (or, to the extent that originals are not in Seller's possession or control, certified true copies) of all maintenance records, warranties, plans and specifications, licenses, permits, certificates of occupancy, copies or originals of all contracts, copies of correspondence with suppliers, and all other documentation relating to the operation of the Property, to the extent that same exist and are in Seller's possession or under its control.

(vi)           The most recent tax bills for the Property.

(vii)           A discharge or release (or, in the case of an institutional lender, a payoff letter) with respect to each mortgage encumbering the Property.

(viii)          A resolution of the Board of Directors of Seller authorizing the transaction contemplated hereby.

(ix)            Evidence of ISRA Compliance or Nonapplicability (as defined in Section 23).

(x)            Any other documents required to be delivered by Seller under this Agreement if not theretofore delivered and/or those reasonably required to effectuate the transaction contemplated by this Agreement.

(xi)           Any documents reasonably required by Purchaser's title company in order to insure title.

(xii)          The Property broom clean and free and clear of any and all tenancies and occupants except for the Lease.

(xiii)         An Assignment of all agreements and documents referenced in subparagraph (v) above.

9.           Physical Condition of the Property.  The Property is being sold "as is, where is," "with all faults," and without any representation or warranty whatsoever by Seller except as expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, Seller does not make any claims or promises about the condition or value of any of the Property and any implied representation or warranty is hereby expressly disclaimed by Seller.  Purchaser acknowledges that it shall rely exclusively upon its right to inspect the Property, as provided in Section 10 of this Agreement, and upon the representations and warranties of Seller expressly made in this Agreement.  Without limiting the generality of this section, Seller does not make, has not made, and specifically disclaims, any representation or warranty, express or implied, regarding any environmental condition (each an "Environmental Condition") at, on, under or about the Property or compliance or non-compliance of the Property or any such Environmental Condition with Environmental Laws.  For purposes of this Agreement, "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the New Jersey Industrial Site Recovery Act ("ISRA"), the New Jersey Spill Compensation and Control Act, the New Jersey Solid Waste Management Act, the New Jersey Freshwater Wetlands Protection Act, the New Jersey Coastal Wetlands Protection Act, the New Jersey Coastal Area Facilities Review Act, including any administrative or judicial interpretation or any of the foregoing and any and all other applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions regulating, relating to or imposing liability (including strict liability) or standards of conduct in regard to the environment or to emissions, discharges, releases or the presence of pollutants, contaminants, oils, petroleum or petroleum products, asbestos, lead paint, chemicals or other industrial, toxic or hazardous substances or wastes into the environment, including but not limited to ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, oils, petroleum or petroleum products, asbestos, lead paint, chemicals or other industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.  Effective upon the consummation of the Closing, Purchaser shall release Seller from any and all liability arising from the physical or environmental condition of the Property.  Such release shall be self-operative and effective without the execution and delivery of any further document or instrument and shall survive the Closing.  Notwithstanding the foregoing, Purchaser's release pursuant to this Section 9 shall not apply to any environmental liability which Seller may have to any governmental agency at the Premises, during the term of  Seller's ownership of the Premises.

10.           Contingencies.

10.1.           Due Diligence Contingency.

(a)           Seller shall make available to Purchaser for examination, at Seller's office at the Property, true, correct and complete copies of all of the following materials relating to the Property, to the extent same are in Seller's possession or control:  all leases, service contracts, all plans, specifications, drawings, environmental and other reports, guaranties, warranties, licenses, permits and approvals, back title and surveys, evidence of all insurance coverages on the Property, and copies of all governmental notices received by Seller.  In addition, Seller will provide Purchaser with a current Phase I Environmental Assessment Report or, if the sale of the Property is subject to ISRA, a Preliminary Assessment.  Purchaser shall have a period of sixty (60) days commencing on the Effective Date ("Purchaser's Due Diligence Period") within which to review the materials provided by Seller and to perform due diligence with respect to the physical condition of the Property, to examine the title to the Property, obtain a flood hazard certification and such other matters pertaining to the Property as Purchaser deems appropriate.  Purchaser's Due Diligence Period shall commence upon the Effective Date of this Agreement and shall terminate at 5:00 PM, New Jersey time, on the sixtieth (60th) day thereafter (such date being hereinafter referred to as the "Due Diligence Termination Date").  Purchaser may, at its option, complete its due diligence investigation prior to the Due Diligence Termination Date.  During this period, Purchaser shall have a continuing right of reasonable access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical, and environmental inspections and tests, and any other inspection or test which Purchaser may wish to conduct.  All such inspections, tests, and other due diligence shall be performed by Purchaser at its sole cost and expense.  Purchaser shall keep the Property free and clear of any liens or encumbrances as a result of such entry by Purchaser, its agents, employees or representatives; and Purchaser shall indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of such entry by Purchaser, its agents, employees or representatives (excluding claims and liabilities asserted against Seller as a result of, relating to or in connection with any existing condition at or under the Property that is discovered by Purchaser during its investigations).  If any inspection or test disturbs the Property, then Purchaser shall restore the Property to substantially the same condition as existed prior to any such inspection or test.  Prior to any entry onto the Property, Purchaser shall provide Seller with evidence, reasonably satisfactory to Seller in form and substance, that Purchaser and each contractor or agent performing such inspection or examination maintains comprehensive general liability with a policy limit of not less than $2,000,000 per occurrence for personal injury or damage to the Property.  Seller shall be named an additional insured under such insurance policy.  Purchaser shall advise Seller in writing at least two (2) business days prior to entering any portion of the Property.  Seller or its representatives shall have the right to accompany Purchaser during the conduct of any test or inspection.  Purchaser shall, to the extent reasonably practicable, conduct its tests and inspections in a manner which will minimize any disturbance of the business conducted by Seller on the Property.

Anything in this Agreement to the contrary notwithstanding, under no circumstance shall any of Purchaser's due diligence investigations be performed by a New Jersey Licensed Site Remediation Professional (LSRP).

(b)           If any such inspection, study or investigation includes soil and/or groundwater sampling, then the following requirements must be satisfied by Purchaser:  (a) Purchaser must provide Seller with a sampling plan at least three (3) business days prior to engaging in any sampling; (b) Seller must approve the sampling plan, which approval will not be unreasonably withheld, delayed or conditioned, within three (3) business days (such plan shall be deemed approved if no objection is received within such 3-day period); (c) Purchaser shall provide Seller with an opportunity to split samples, at Seller's cost, and reasonable prior written notice of any sampling proposed so that Seller may have a representative of Seller present at the sampling; (d) Purchaser shall provide Seller with the results of its environmental investigations, including but not limited to copies of all reports, studies, surveys, plans, and other documentation resulting from its environmental inspection prepared by or for Purchaser (collectively, the "Environmental Reports"), all without recourse and without representation or warranty of any kind, within three (3) business days following Purchaser's receipt thereof; and (e) Purchaser agrees to promptly restore the Property and correct any damage caused as a result of any such sampling.  In the event that Purchaser is materially delayed by Seller's review, comment or approval of Purchaser's proposed sampling plan, if Purchaser requests, then Purchaser's Due Diligence Period shall be extended for a period of time equivalent to the length of such delay.  Notwithstanding the foregoing, any extension of Purchaser's Due Diligence Period shall not be binding upon the parties unless and to the extent that the same is memorialized in a writing signed by Purchaser and Seller.  In the event that Purchaser's inspections reveal the existence of any environmental condition which imposes a legal obligation upon Purchaser or its consultants or experts to report such condition to any federal, state or local agency, Purchaser agrees that, subject to applicable law, neither Purchaser nor any of Purchaser's consultants or experts shall make such a report to any such agencies without providing Seller with prior notice of its obligation and intent to make such a report and further providing Seller with prior opportunity to timely review such information underlying Purchaser's determination in order to determine whether Seller has an obligation to report and an opportunity for Seller to timely make such report.  In the event that Seller disagrees with Purchaser's determination or in the event that Seller elects not to timely make such a report, Purchaser may make such a report provided that Purchaser shall consult with Seller concerning the content of such report.  Notwithstanding the foregoing, Purchaser shall be permitted to report any environmental conditions to a federal, state or local agency where Purchaser is so required by law.

(c)           Purchaser shall have the right to terminate this Agreement for any reason or for no reason, by delivering a Due Diligence Termination Notice to the Seller, provided that such notice must be received by the Seller no later than 5:00 p.m., New Jersey time, on the Due Diligence Termination Date.  In the event that Purchaser elects to terminate this Agreement, Purchaser shall be entitled to the return of the Deposit, together with all interest earned thereon.  If Purchaser fails to terminate this Agreement by delivering a Due Diligence Termination Notice to the Seller, then Purchaser shall be deemed to have waived its rights under this Section; and (b) the Deposit and all interest earned thereon) shall be non-refundable to Purchaser, except in the event that Purchaser is expressly entitled by Section 12, 13, 14.1, 22, 30 or 31 of this Agreement to the return of the Deposit.

10.2.           Mortgage Contingency.  Purchaser shall apply for and make a good faith effort to obtain a written mortgage loan commitment for the financing of this transaction within forty-five (45) days from the Effective Date (the "Mortgage Contingency Date").The mortgage loan shall be in an amount not to exceed  $780,000.00 upon prevailing terms and conditions.  If Purchaser is unable to obtain a mortgage loan commitment in accordance with this Section on or before the expiration of the Mortgage Contingency Date, despite Purchaser's diligent efforts to obtain such a mortgage loan commitment, either party shall have the right to terminate this Agreement by notice to the other and the Escrow Agent; provided, however, that the Purchaser shall have the right to waive the benefit of this contingency prior to the Mortgage Contingency Date.  If either party terminates this Agreement in accordance with this paragraph, then Escrow Agent shall refund the Deposit, together with all interest earned thereon, to Purchaser without any requirement of notice to or approval by Seller, and Seller and Purchaser shall have no further liabilities to each other under this Agreement.

11.           Ownership.  Seller agrees to transfer, and Purchaser agrees to accept (subject to Purchaser's termination right under Section 10), ownership of the Property free of all mortgages, security interests, liens, encumbrances, and claims and rights of others, except for those items listed on Exhibit E annexed hereto and made a part hereof ("Permitted Title Exceptions").  In addition to the above, Purchaser's title to the Property must be good and marketable and insurable, at regular rates, by a title insurance company selected by Purchaser authorized to do business in New Jersey, subject only to the above exceptions.

12.           Correcting Defects.  If the Property does not comply with Section 11 of this Agreement, then Purchaser shall notify Seller in writing within five (5) business days of Purchaser's receipt of the initial report of title or any update thereof, and Seller shall have a period of sixty (60) days within which to make it comply and the Closing Date shall be adjourned for up to sixty (60) days to permit such curative action.  If the Property still does not comply after that date, then Purchaser may terminate this Agreement (in which event Purchaser shall serve a Deposit Demand upon Escrow Agent and Escrow Agent shall deliver the Deposit and all interest thereon to Purchaser) or proceed to Closing and waive such non-compliance, without any reduction in the Purchase Price.  Notwithstanding the foregoing, Seller shall have the obligation, at Seller's sole cost and expense, to satisfy and remove of record all liens, encumbrances or other title matters, other than Permitted Exceptions, which (i) can be satisfied or removed by the payment of a liquidated sum of money (such as a mortgage, a tax lien or a judgment) in an amount not to exceed $50,000 in the case of a judgment or a lien not created by Seller; or (ii) first arise of record after the date of Purchaser's initial title examination.  Nothing in this Section 12 shall prohibit Purchaser from notifying Seller prior to or at Closing of Title of any additional title objections which did not exist as of the Due Diligence Termination Date and Seller shall have the obligation to clear such objections (unless they do not render title unmarketable or uninsurable at regular title rates, or do not impair the development of the Property as contemplated by Purchaser herein) within sixty (60) days and if such defect shall not be cleared by Seller, Purchaser may elect to terminate this Agreement (in which event Purchaser shall serve a Deposit Demand upon Escrow Agent and Escrow Agent shall deliver the Deposit and all interest thereon to Purchaser).

13.           Risk of Loss.  Seller shall be responsible for any damage to the Property occurring during the executory period of this Agreement, except for (i) normal wear and tear occurring between the Effective Date and the Closing Date; and (ii) any damage caused by Purchaser, its agents, employees or representatives in conducting the inspections, tests, and other due diligence contemplated in Section 10 of this Agreement.  Purchaser shall be solely liable for any damage described in clause (ii) above.  In the event that the Property is damaged during the executory period of this Agreement, other than due to a cause described in clause (i) or (ii) above, and the cost of repairing such damage is estimated to exceed $250,000.00, Purchaser may terminate this Agreement, in which case the Deposit and all interest thereon shall be promptly paid to Purchaser.  If such damage is less than $250,000, or if such damage is more than $250,000 but Purchaser does not elect to terminate this Agreement, then in either case the parties shall close title and Seller shall assign to Purchaser all of its right to insurance proceeds for such damage.  In such event, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to (a) the deductible under the applicable insurance policy plus (b) the aggregate amount of insurance proceeds, if any, already received by Seller through and including the Closing Date.

14.     Effect of Termination of Agreement.

14.1.           If this Agreement is terminated by Purchaser pursuant to Section 10.1 or 10.2, then Purchaser shall be entitled to the return of the Deposit, together with accrued interest thereon, by serving a Due Diligence Termination Notice upon the Escrow Agent as provided in Section 5 of this Agreement, and upon return of the Deposit to Purchaser, the parties will be free of liability to each other.  If this Agreement is terminated by Purchaser pursuant to Section 12, 13, 22, 30 or 31, then Purchaser shall be entitled to the return of the Deposit, together with accrued interest thereon by serving a Deposit Demand upon the Escrow Agent as provided in Section 5 of this Agreement, and upon return of the Deposit to Purchaser, the parties will be free of liability to each other.  If this transaction fails to close as a result of the Seller's default, then Purchaser shall be entitled to either (a) the remedy of specific performance, or (b) the return of the Deposit plus all interest accrued thereon.

14.2.           If this transaction fails to close due to the default of Purchaser, then Seller's sole remedy shall be to terminate this Agreement and to retain the Deposit, together with all interest accrued thereon, as liquidated damages, by serving a Deposit Demand upon the Escrow Agent as provided in Section 5 of this Agreement.  The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages are not a penalty but represent the parties' best estimate of such damages.

15.           Assessments for Municipal Improvements.  Certain municipal improvements such as sidewalks and sewers may result in the municipality charging property owners to pay for the improvement.  Any unpaid charges (assessments) against the Property for work completed prior to the Closing Date will be paid by Seller at or before the Closing.  If the improvement is completed, but the amount of the charge (assessment) is not determined, then Seller will pay an estimated amount at the Closing.  When the amount of the charge is finally determined, Seller will pay any deficiency to Purchaser (if the estimate proves to have been too low), or Purchaser will refund any excess to Seller (if the estimate proves to have been too high).  This provision shall survive Closing.

16.     Real Estate Taxes and Other Adjustments at Closing.

16.1.           Real Estate Taxes.  Purchaser shall receive a credit for any accrued but unpaid real estate taxes applicable to any period before the Closing Date.  If the amount of any such taxes has not been determined as of the Closing Date, then such credit shall be based upon 110% of the most recent ascertainable taxes and shall be re-prorated upon issuance of the final tax bill.  Seller shall receive a credit for any unaccrued but paid real estate taxes applicable to any period subsequent to the Closing Date, even if such taxes are not yet due and payable. This provision shall survive Closing.

16.2.           Payment of Liquidated Claims.  Seller may require that any person with a claim or right affecting the Property be paid off from the proceeds of this sale, up to the Purchase Price.

16.3.           Closing Expenses.  Seller shall pay the New Jersey Realty Transfer Fee in connection with this transaction, as well as the costs of discharging or terminating existing liens and encumbrances on the Property. Purchaser shall pay the Transferee's/Grantee's Fee on Class 4A commercial properties (sometimes referred to as the "Commercial Mansion Tax") if it is applicable to the sale of the Property.  Each party shall be responsible for paying the fees and costs of its own legal counsel.  The parties shall pro-rate any and all other items of income and expense in the manner customary in closings of commercial real estate in New Jersey.  In the event that an error is made in any closing adjustment, either party may notify the other of such error at any time within six (6) months following the Closing Date and the parties shall equitably resolve the error within thirty (30) days following the delivery of the notice.

17.           Complete Agreement.  This Agreement is the entire and only agreement between Purchaser and Seller relating to the purchase and sale of the Property.  This Agreement can only be changed by an agreement in writing signed by both Purchaser and Seller.  Seller states that Seller has not made any other contract to sell the Property to anyone else.

18.           Parties Liable.  This Agreement is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

19.           Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be given to the recipient at its address specified below or at such other address as shall be designated by such recipient in conformity with this section.  All notices, requests, demands, and other communications provided for hereunder shall be delivered by a nationally-recognized overnight delivery service, and shall be deemed delivered upon receipt by the recipient.

If to Seller:	Unigene Laboratories Inc. 81 Fulton Street Boonton, NJ 07005 Attention: Gregory T. Mayes, Esq., General Counsel

with copy to:	Robert S. Burney, Esq. Lindabury, McCormick, Estabrook & Cooper, P.C. 53 Cardinal Drive P.O. Box 2369 Westfield, NJ 07091-2369

If to Purchaser:
RCP Birch Road, L.L.C.
c/o Marlow Park, L.L.C
80 Greenwood Avenue
Midland Park, NJ 07432
Attention: R. Christopher Prant

AND

Daniel Cohen and Louis Antonucci
c/o North Jersey Development Group, Inc.
333 Route 46
Mountain Lakes, NJ 07046
Attention: Daniel Cohen

with copy to:	Doreen L. Dondero, Esq. Law Offices of Thomas A. Buonocore, PC 1719 Route 10, Suite 301 Parsippany, NJ 07054
Each party may, by notice properly given, change such party's address for purposes of receipt of notice.  A party's failure to serve a copy of a notice upon an attorney shall not invalidate a notice that is otherwise properly served.

20.           Brokers.  Each party represents and warrants to the other that no real estate broker has been involved with the negotiation and consummation of this Agreement except for Thomas P. Consiglio and Gregory J. Sabato, acting as agents for Resource Realty of Northern New Jersey ("Broker").  Seller shall pay the real estate commission due to Broker pursuant to a separate agreement between Seller and Broker.  Purchaser agrees to indemnify Seller from any claims or liabilities asserted by any real estate broker or agent (other than Broker) alleging participation in the transaction contemplated by this Agreement and claiming authority from Purchaser, based upon the actions of Purchaser dealing with, directly or indirectly, any such real estate broker or agent.  Seller agrees to indemnify Purchaser from any claims or liabilities asserted by any real estate broker or agent (including Broker) alleging participation in the transaction contemplated by this Agreement and claiming authority from Seller, based upon the actions of Seller dealing with, directly or indirectly, any such real estate broker or agent.  The provisions of this Section 20 shall survive the Closing or earlier termination of this Agreement.

21.           Assignment by Purchaser.  Purchaser may, in its discretion, assign its rights and delegate its duties under this Agreement to a legal entity controlling, controlled by, or under common control with, Purchaser ("Assignee"); provided, however, that notwithstanding any such assignment, the Purchaser named in this Agreement and Assignee shall be jointly and severally liable for all obligations of "Purchaser" hereunder.

22.           Seller's ISRA Compliance

(a)           If the conveyance of the Property is subject to the requirements of the New Jersey Industrial Site Recovery Act ("ISRA"), then Seller will deliver to Purchaser, prior to the Closing Date, evidence of its compliance ("ISRA Compliance") with ISRA, in the form of either: (i) a Response Action Outcome ("RAO"); (ii) the deferral of a remediation action workplan approved by New Jersey Department Of Environmental Protection ("NJDEP"); or (iii) a Remediation Certification approved by NJDEP including but not limited to evidence of the establishment of a remediation funding source satisfactory to NJDEP.  In the event that Seller is unable to deliver to Purchaser, prior to the Closing Date, evidence of ISRA Compliance (if required) in one of the forms described in clauses (i) through (iii) herein (which event shall not be considered a breach by Seller of this Agreement), then at Seller's sole option, the Closing Date shall be adjourned for a period of up to thirty (30) days, or such longer period as mutually agreed upon, in order to permit Seller to obtain evidence of ISRA Compliance in one of the forms described in clauses (i) through (iii) of this Section.  If Seller either does not elect to adjourn the Closing Date as permitted hereby, or Seller adjourns the Closing date, and after 30 days, is still unable to obtain evidence of ISRA Compliance as required hereby, then either party may terminate this Agreement upon written notice to the other.  In the event that Seller determines that the cost of securing ISRA compliance is projected to exceed $25,000.00, then Seller may terminate this Agreement, whereupon the deposit shall be returned to Purchaser and neither party will have any further obligation to the other under this Agreement.

(b)           The parties acknowledge that the NJDEP no longer issues Letters of ISRA Nonapplicability ("LNAs").  Nevertheless, if the conveyance of the Property is not subject to the requirements of ISRA, then, prior to the expiration of Purchaser's Due Diligence Period, Seller shall provide Purchaser with a fully completed and executed ISRA Application for Applicability/Nonapplicability in the form attached hereto and made a part hereof as Exhibit H (the "ISRA Affidavit").

(c)           In the event that this transaction closes pursuant to a Remediation Certification or deferral of remedial action workplan approved by NJDEP, then and in either such event, Seller shall continue to be responsible for completing the ISRA compliance process through the issuance of an RAO by the Licensed Site Remediation Professional ("LSRP") retained by Seller.

(d)           Purchaser acknowledges and agrees that the future foreseeable use of the property is for industrial purposes and Purchaser hereby agrees to accept the issuance of a restricted use RAO in complete satisfaction of Seller's obligation to comply with ISRA.  Purchaser agrees that the restricted use RAO issued by the LSRP may incorporate and utilize non-residential cleanup criteria, remedial action permits, a deed notice, and institutional and/or engineering controls and hereby consents to the use of any and all of the foregoing.  In furtherance of Purchaser's consent, and to avoid unnecessary delay and potential future disputes, Purchaser hereby appoints Seller as its Attorney in fact for the limited purposes of: (i) providing Purchaser's consent, as owner of the Property, to submission of consent to the issuance of remedial action permits and the implementation of any deed notice, institutional and/or engineering control required in connection with a restricted use RAO; and (ii) executing and recording any deed notice required in connection with a restricted use RAO.  This power of attorney is coupled with an interest and is irrevocable.

(e)           Subject to the terms and conditions of this Agreement, Purchaser hereby grants permission to Seller, its employees, agents, and contractors to enter the Property subsequent to the termination or cessation of Seller's occupancy of the Property for purposes of conducting sampling of soil and groundwater, and implementation of remedial measures, as may be required to secure the issuance of a restricted use RAO evidencing compliance with ISRA.

(f)           The provisions paragraphs (c) through (e) in this Section 22 shall survive closing of title.

23.           Representations and Warranties.

23.1.           Seller's Representations and Warranties.  As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser as follows, all of which shall be true and correct in all material respects on the Closing Date:

(a)           Seller has the right, power, and authority to sell, transfer, and convey the Property to Purchaser pursuant to the terms and conditions of this Agreement; the person executing this Agreement on behalf of the Seller is duly authorized and empowered to act for and to bind the Seller and this Agreement constitutes the binding obligation of Seller and is enforceable in accordance with its terms;

(b)           Except for the consent of Victory Park Management, LLC, Jay, Jean, Warren and/or Ron Levy, which Seller has no reason to believe will not be given, the sale of the Property and the performance of Seller's obligations under this Agreement do not require the consent or approval of any person, entity or governmental authority;

(c)           Seller is not subject to any decree or order of any court or regulatory body, and there are no lawsuits, prosecutions, investigations or other legal proceedings pending or, to the Seller's knowledge, threatened against Seller or the Property which could reasonably be expected to adversely affect the validity or enforceability of this Agreement or the ability of Seller to perform its obligations under this Agreement.  Seller has not received any written notice from any governmental authority or other person alleging, and Seller has no knowledge of, any violation of any law or ordinance regulating use of the Property, including any Environmental Laws, which has not been cured by Seller to the satisfaction of the issuer;

(d)           there are no proceedings pending, or to Seller's knowledge threatened, by or against Seller in bankruptcy, insolvency or reorganization in any State or federal court;

(e)           Seller has not received any written notice of any pending or threatened condemnation or eminent domain proceedings which could reasonably be expected to affect the Property;

(f)           Seller has not received any written notice of any assessment for public improvements for the Property, including but not limited to those for construction of sewer, water, gas and electric lines and mains, street, roads, sidewalks, and curbs, which assessments remain unpaid, in whole or in part;

(g)           Seller is not and is not acting on behalf of (i) an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

(h)           As of the date of this Agreement, except as set forth on Exhibit F, Seller has not entered into any Service Contracts affecting the Property;

(i)           Except as set forth on Exhibit F, and to the best of Seller's knowledge, no party is in default under any of the Service Contracts;

(j)           As of the date of this Agreement, the only occupant of the Property is Seller.  There are no oral or written leases, occupancy agreements or similar agreements giving any person or entity any rights to use, occupy or operate on the Property or any portion thereof;

(k)           As of the Effective Date, Seller has not received any written notice from any governmental authority with respect to the violation of any law or ordinance regulating use of the Property, including those dealing the environment, which has not been cured by Seller, and Seller has no knowledge of any such uncured violation of law or ordinance; and

(l)           No person or entity, including without limitation any Tenant, has any right of first refusal, right of first offer or other option to acquire the Property or any part thereof or interest therein.

(m)           Seller is the sole owner of fee title to the Property and has not derived title from any proceedings or any act for the sale of land for the non-payment of municipal taxes or assessments or adverse or color of title possession.

(n)           The Property is presently zoned for industrial use and the Seller's current use of the Property does not violate any existing zoning laws of the Township of Fairfield.

(o)           There are no tax appeals pending regarding the Property and Seller has no plans to file any such tax appeals prior to Closing.

(p)           Seller will not create nor voluntarily suffer or permit any lien, encumbrance, restriction or agreement to be placed against the Property which cannot be fully discharged at Closing through the application of the monies payable hereunder to Seller at Closing.

(q)           There do not exist any underground storage tanks in, on or under the Property that require registration under and pursuant to the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et. seq. and the regulations promulgated thereunder ("USHSA") except as set forth below:

Tank Registration Number                                           Substance Stored
1.
2.
3.

(r)           To the best of Seller's knowledge, the Property has never been used to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous materials other than in compliance with all applicable environmental laws prior to the date the Seller acquired title to the Property, (ii) the Property is not currently, and has not during the period of the Seller's ownership been used to generate, manufacture, refine, produce, store for use or distribution, handle, transfer, process or transport any hazardous materials other than in compliance with all applicable environmental laws.

(s)           There is no action, suit or proceeding pending or, to the best of Seller's knowledge, threatened against or affecting Seller in any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which (i) individually or in the aggregate, would materially and adversely affect the financial position, business or operations of Seller, taken as a whole, or the performance by Seller of its obligations hereunder or (ii) would affect in any material respect the consummation or validity of this Agreement or the transactions contemplated hereby.

(t)           Seller is not in default (i) in the payment of any taxes levied or assessed against it or its assets (including the Property), or (ii) under any statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court), in either case which would have a material adverse effect on its ability to perform the obligations contemplated by this Agreement.

(u)           Neither this Agreement nor the conveyance of the Property or the personal property included in this transaction (the "Personal Property") to Purchaser will defraud any of Seller's creditors, or render Seller insolvent.

(v)           Seller has not, does not intend to and shall not incur debts and obligations that are beyond its ability to pay as they become due.

(w)           Seller has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in the Property or the personal property.  No court of competent jurisdiction has entered an order, judgment, or decree approving a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Seller or of all or any substantial part of its assets or its assets or its interest in the Property or the personal property has been appointed.  Seller has not given notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations.

The foregoing representations and warranties and any other representations made by Seller in this Agreement or any other document executed in connection with the proposed transaction shall survive the Closing for a period of six (6) months.  Any reference to the "knowledge" of Seller shall refer only to the current, actual knowledge on or before the Closing Date of Paul Shields, who is the Vice President, Manufacturing Operations, of Seller and is the person with the most knowledge concerning the Property, and shall not impose upon him any duty to investigate the matters to which such actual knowledge pertains.  To the extent that Purchaser knows or is deemed to know prior to the expiration of Purchaser's Due Diligence Period that Seller's representations and warranties are inaccurate, untrue or incorrect, such representations and warranties shall be deemed modified to reflect Purchaser's knowledge or deemed knowledge, as the case may be.  For purposes of this Agreement, the phrase "deemed to know" shall have the following meaning:  (i) Purchaser shall be "deemed to know" of the existence of a fact or circumstance to the extent that such fact or circumstance is expressly disclosed by this Agreement, any documentation delivered to Purchaser by Seller or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Purchaser or Purchaser's representatives; and (ii) Purchaser shall be "deemed to know" that a representation or warranty is untrue, inaccurate or incorrect to the extent that this Agreement, the documents supplied by Seller to Purchaser or any of Purchaser's representatives, or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Purchaser or Purchaser's representatives contains express information which is inconsistent with such representation or warranty.

23.2.           Purchaser's Representations and Warranties.  As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller as follows, all of which shall be true and correct on the Closing Date.  All such representations are made to the best of Purchaser's knowledge:

(a)           Purchaser has the right, power and authority to acquire the Property pursuant to the terms and conditions of this Agreement, and this Agreement constitutes the binding obligation of Purchaser and is enforceable in accordance with its terms;

(b)           the purchase of the Property and the performance of Purchaser's obligations hereunder do not require the consent or approval of any person, entity or governmental authority, and will not constitute a default by Purchaser under any agreement to which Purchaser is a party or violate applicable law;

(c)           Purchaser is not subject to any decree or order of any court or regulatory body, and there are no lawsuits, prosecutions, investigations or other legal proceedings pending against Purchaser which could reasonably be expected to adversely affect the validity or enforceability of this Agreement or the ability of Purchaser to perform its obligations under this Agreement;

(d)           there are no proceedings pending or, to Purchaser's knowledge threatened, by or against Purchaser in bankruptcy, insolvency or reorganization in any state or federal court; and

(e)           provided that Purchaser does not elect to terminate this Agreement during the Due Diligence Period, Purchaser will have at Closing the financing wherewithal to make the Closing Payment to Seller in accordance with Section 4(b).

24.           Headings.  The Section headings of this Agreement are intended only for ease of reference and are not to be considered in construing the meaning of the provisions hereof.

25.           No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary.

26.           [Reserved]

27.           Rule of Construction.  The parties acknowledge that the parties and their respective counsel have reviewed and negotiated this Agreement and agree that the normal rule of construction--that any ambiguities are to be construed against the drafting party--shall not be employed in the interpretation of this Agreement.

28.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to conflicts of law principles.

29.           Maintenance and Operation of the Property.  Between the time of execution of this Agreement and the Closing, Seller shall operate the Property in accordance with the following provisions:

(a)           Operation.  Seller shall continue to: (i) operate and manage the Property in a commercially reasonable manner consistent with Seller's past practice; (ii) maintain the Property in a good and safe condition, (iii) insure the Property through the Closing with all-risk insurance for the full replacement cost thereof (consistent with the coverage shown on Exhibit G attached hereto) and with general liability coverage in commercially reasonable amounts; (iv) pay all taxes and fees when due and operate the Property in compliance, in all material respects, with all laws, regulations, ordinances, and orders applicable to the Property; and (v) maintain existing contracts with respect to the Property, and (vi) observe and perform, in all material respects, its obligations under the Lease, the Service Contracts and the requirements of applicable laws, codes and ordinances.

(b)           Personal Property; Liens.  Seller shall not dispose of any personal property to be sold under this Agreement other than in a normal course of business. Seller shall not sell, assign, or create any right title or interest whatsoever in or to the Property or create, or permit to exist, any liens, encumbrances or charge thereof, other than those expressly permitted hereby, without promptly discharging same.

(c)           Contracts.  Seller shall not enter into any new contracts or renew or extend any existing contracts which would be performed in full or in part after the Closing, prior to expiration of the Purchaser's Due Diligence Period that cannot be terminated with thirty (30) days notice to the contracting party and shall not enter into any contracts whatsoever after the expiration of the Purchaser's Due Diligence Period without the prior express written consent of Purchaser.

30.           Permits and Inspections.  Seller, at Seller's sole cost and expense, shall obtain a certificate of continued occupancy and any smoke detector certificate required by law for the conveyance of the Property to Purchaser and shall deliver copies of same to Purchaser no later than three business (3) days prior to the Closing Date.  Seller shall make any and all repairs and any and all alterations to the Property required to obtain any of the foregoing, provided, however, that Seller shall not be obligated to expend more than $25,000.00 of its own money to make such repairs.  In the event that the cost of making such repairs exceeds $25,000.00, Seller may terminate this Agreement (in which event the Deposit and all interest earned thereon shall promptly be returned to Purchaser); provided, however, that Purchaser may, at its option, elect to pay for the cost of the repairs in excess of $25,000.00, without diminution of, or credit against, the Purchase Price.

31.           Condemnation.  In the event any proceedings in eminent domain are threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within ten (10) business days after Seller notifies Purchaser of such proceedings (and, if necessary, the Closing Date shall be extended to give Purchaser the full ten (10) business days' period to make such election):  (i) terminate this Agreement and the Deposit shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, in which event (A) Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, (B) Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the aggregate amount of such award, if any, already received by Seller through and including the Closing Date, and (C) Purchaser shall have the right, during the pendency of this Agreement, to negotiate and otherwise deal with the condemning authority in respect of such matter, subject to Seller's approval, which shall not be unreasonably withheld, delayed or conditioned.

32.           Confidentiality.  Neither party shall make any public announcement or other disclosure of this Agreement or any information contained in, or related to, this Agreement to third parties, before or after the Closing, without the prior written specific consent of the other party; provided, however, that a party may make disclosure of this Agreement to its lenders, creditors, officers, employees, attorneys, and agents as necessary to perform its obligations hereunder.

33.           1031 Exchange.

33.1.           Seller's 1031 Exchange. Seller shall have the right, but not the obligation, to include the sale of the Property as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986 ("Exchange Transaction"), for the benefit of Seller, at no cost, expense or liability to Purchaser.  Purchaser agrees to reasonably cooperate with Seller in any manner necessary to facilitate such Exchange Transaction, including but not limited to the execution of any and all documents (subject to the approval of Purchaser's legal counsel, which approval shall not be unreasonably withheld, delayed or conditioned) as shall be reasonably necessary in connection therewith, all at no cost, expense or liability to Purchaser.  Purchaser acknowledges that, in order to facilitate the Exchange Transaction, Seller may be required to assign its rights under this Agreement to a qualified intermediary, and Purchaser hereby agrees to such assignment.  Nothing herein, however, shall be deemed to modify the terms of this Agreement, to obligate Purchaser to pay any additional sums or incur any additional costs as a result of the Exchange Transaction, to expose Purchaser to any additional obligations or liability as a result of the Exchange Transaction or to waive any of Purchaser's rights under this Agreement.

33.2           Purchaser's 1031 Exchange.  Seller acknowledges and is aware that Purchaser is purchasing the Property as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986 ("Purchaser's Exchange Transaction"). Seller agrees to reasonably cooperate with Purchaser in any manner necessary to facilitate Purchaser's Exchange Transaction, including but not limited to the execution of any and all documents (subject to the approval of Seller's legal counsel, which approval shall not be unreasonably withheld, delayed or conditioned) as shall be reasonably necessary in connection therewith, all at no cost, expense or liability to Seller.  Seller acknowledges that, in order to facilitate Purchaser's Exchange Transaction, Purchaser may be required to assign its rights under this Agreement to a qualified intermediary, and Seller hereby agrees to such assignment.  Nothing herein, however, shall be deemed to modify the terms of this Agreement, to expose Seller to any additional obligations or liability as a result of Purchaser's Exchange Transaction or to waive any of Seller's rights under this Agreement.

34.           Patriot Act Provisions.

34.1.           OFAC Representations. Purchaser and any member(s), shareholder(s) or partner(s) of Purchaser represents, warrants and covenants to Seller that:

(a)           It is not now nor shall it be at any time prior to the Closing or for a period ending on a date occurring not less than two (2) months after the Closing (the "Expiration Date") a person or entity ("Person") with whom a U.S. Person, including a United States Financial Institution, as defined in 31 U.S.C. 5312, as periodically amended (a "Financial Institution"), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (collectively, "Specially Designated Nationals and Blocked Persons") or otherwise.

(b)           No general partner or managing member in Purchaser, at any level and no Person who owns a direct interest in Purchaser, and no nominee or agent of Purchaser that consummates the purchase of the Property (collectively, a "Purchaser Party"), is now nor shall be at any time prior to Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

34.2.           Purchaser's Funds.

(a)           Purchaser represents, warrants, and covenants to Seller that it has taken, and shall continue to take through the period ending on the Expiration Date, such measures as are required by law to assure that the funds paid by Purchaser to Seller in connection with this Agreement are derived (i) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)           Purchaser further represents, warrants, and covenants to Seller that, to the best of its knowledge after making due inquiry, neither Purchaser, nor any Purchaser Party, nor any holder of a direct interest in Purchaser, nor any Person providing funds to Purchaser (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.  For purposes of this Agreement, the term "Anti-Money Laundering Laws" shall mean those laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the "Patriot Act"), the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq. (the "Bank Secrecy Act"), the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

34.3.           Purchaser Compliance with Patriot Act.  Purchaser represents and warrants that, to the best of its knowledge, it is in compliance with any and all applicable provisions of the Patriot Act

34.4           Cooperation with Seller.  After the Closing, Purchaser agrees to cooperate with Seller, and to cause each Purchaser Party to cooperate with Seller, in providing such additional information and documentation on Purchaser's and each Purchaser Party's legal or beneficial ownership, policies, procedures, and sources of funds as Seller deems necessary or prudent to enable Seller to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.  From time to time upon the written request of Seller, Purchaser shall deliver to Seller a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Purchaser Party and each holder of a legal interest in Purchaser.

34.5.           Representations and Warranties True and Correct.  Purchaser further represents, warrants and covenants that all evidence of Purchaser's and each Purchaser Party's identity provided to Purchaser is genuine, that all related information is accurate and that Purchaser has acquired and shall hold its interest in the Property for its own account, risk and beneficial interest, without the obligation or intention to sell, distribute, assign or transfer all or any portion of such interest to any other Person.

34.6.           Actions Taken Pursuant to Anti-Money Laundering Laws.  If Seller reasonably believes that Purchaser or any Purchaser Party may have breached any of its representations, warranties or covenants set forth in this Section 34, then Seller has the right (and may have the obligation under applicable law), with or without notice to Purchaser, to (a) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; (b) withhold any advances due from Seller to Purchaser and segregate the assets constituting the Deposit, or any of Purchaser's other funds or assets deposited with or otherwise under the control of Seller; (c) decline any payment (or deposit such payment with an appropriate United States governmental authority or court) or declare an Event of Default under this Agreement.  Purchaser agrees that it shall not assert any claim (and hereby waives any claim that it may now or hereafter have) against Seller or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions, regardless of whether Purchaser's reasonable belief is ultimately demonstrated to be accurate.

35.           Successors and Assigns.  All the terms, covenants, representations and warranties of this Agreement shall be binding upon and inure to the benefit of and be enforceable by, the parties hereto and its/their successors and/or assigns.

36.           No Oral Modification.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Seller and Purchaser, or, in the case of a waiver, by the party waiving compliance.

37.           No Waiver.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of any condition, or of the breach of any term, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or waiver or any other condition or of the breach of any other term, representation or warranty of this Agreement.

38.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

39.           Bulk Sale.

(a)           Seller acknowledges that Purchaser shall be entitled to file with the State of New Jersey, the Division of Taxation (the "Division"), a notice of bulk transfer and an executed copy of this Agreement, enumerating the purchase price and the terms and the conditions hereof, as required by law and as necessary to obtain a letter of clearance from the Division.  Seller acknowledges that Seller and each of its partners, members or managers may be required by the Division to complete an asset transfer tax declaration in order for the Division to provide a letter of clearance (a "Letter of Clearance").  Seller and each of its partners, members or managers hereby agree to provide such completed declarations to the Division at least ten (10) days prior to Closing.  Seller agrees to cooperate in good faith with Purchaser with filing the above documents and obtaining a Letter of Clearance from the Division.

(b)           Purchaser shall have the right to hold back a portion of the Purchase Price (if any) which is required by the Division, which amount, together with interest accrued thereon, if any, (the "Division Escrow") shall be held in escrow by Law Offices of Thomas A. Buonocore, PC ("Buonocore").  Purchaser and Seller agree to be bound by the escrow requirements imposed by the Division, including the adjustment of the Division Escrow amount.  Upon demand by the Division, Buonocore shall disburse to the Division such amounts from the Division Escrow as the Division shall require.  Any remaining balance of funds in the Division Escrow shall be disbursed to Seller only after the Division has authorized the release of such funds in writing by issuing a Letter of Clearance.

(c)           Seller agrees to indemnify Purchaser for any and all amounts of Seller's and each of its partners, members or managers outstanding tax obligations that the Purchaser is responsible for as determined by the Division.

(d)           The provisions of this Section 39 shall survive the Closing.

* * * * *

[End of text of Agreement – the Signature Page and Exhibits follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date and year first written above.

SELLER: UNIGENE LABORATORIES INC.

By:	/s/ Ashleigh Palmer
Ashleigh Palmer Chief Executive Officer

PURCHASER: RCP Birch Road, L.L.C., as 65% Tenant in Common

By:	/s/ Richard Christopher Prant
Richard Christopher Prant, Sole Member/Managing Member

/s/Daniel Cohen
Daniel Cohen, Individually As joint 35% Tenant in Common with Louis Antonucci

/s/Louis Antonucci
Louis Antonucci, Individually as joint 35% Tenant in Common with Daniel Cohen

ESCROW AGENT: LINDABURY, MCCORMICK, ESTABROOK & COOPER, P.C.

By:	/s/Robert S. Burney
Robert S. Burney Vice President

LIST OF EXHIBITS

Exhibit A                                Legal Description of Property

Exhibit B                                Lease between Purchaser, as landlord, and Seller, as Tenant

Exhibit C                                Deed

Exhibit D	Form of Bill of Sale

Exhibit E                                Exceptions to Title

Exhibit F                                Service Contracts

Exhibit G                                Seller's Insurance

Exhibit H                                Form of ISRA Affidavit

EXHIBIT A

Legal Description of Property

See attached Deed

EXHIBIT B

Lease

EXHIBIT C

Form of Deed

DEED	Prepared by: __________________________________________ Robert S. Burney, Esq.

This Deed is made on the ____ day of _________________, 2010,

BETWEEN

UNIGENE LABORATORIES INC., a ____________ corporation, whose address is 81 Fulton Street, Boonton, New Jersey 07005, referred to as "Grantor,"

AND

RCP BIRCH ROAD, L.L.C., a New Jersey limited liability company, whose address is c/o Marlow Park, LLC; 80 Greenwood Avenue, Midland Park, New Jersey 07432, as 65% Tenant in Common,

And

_______________, LLC, a New Jersey limited liability company, whose address is c/o North Jersey Development, Inc., 333 Route 46, Mountain Lakes, New Jersey 07046, as 35% Tenant in common, collectively referred to as "Grantee."

The words "Grantor" and "Grantee" shall mean all Grantors and all Grantees listed above.

Transfer of Ownership.  Grantor grants and conveys (transfers ownership of) the property described below to Grantee.  This transfer is made for the sum of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00).  Grantor acknowledges receipt of this money.

Tax Map Reference.  (N.J.S.A. 46:15-1.1)  The property described herein is also known as Block 2801, Lot 22 on the Official Tax Map of the Township of Fairfield, Essex County, New Jersey.

Property.  The property (herein referred to as the "Property") consists of the tract and parcel of land and all the buildings and structures, if any, thereon located in the Township of Fairfield, County of Essex, State of New Jersey, together with all and singular the tenements, hereditaments, and appurtenances thereunto belonging, or in any wise appertaining, and the reversions, remainder, rents, issues, and profits thereof; and also, all the estate, right, title, interest, property, claim and demand whatsoever, as well in law as in equity, of Grantor, of, in or to the tract and parcel described on Exhibit A attached hereto and made a part hereof and every part and parcel thereof.

BEING the premises conveyed to Grantor herein by Deed of ________________, dated ________________, which Deed was recorded by the Register of Essex County on ____________, in Deed Book ______ at Pages ____-____.

Type of Deed.  Grantor promises that Grantor has done no act to encumber the Property.  This promise is called a "covenant as to grantor's acts" (N.J.S.A. § 46:4-6).  This promise means that Grantor has not allowed anyone else to obtain any legal rights which affect the Property (such as by making a mortgage or allowing a judgment to be entered against Grantor).

Signatures.  Grantor signs this Deed as of the date at the top of the first page.

ATTEST:		UNIGENE LABORATORIES INC.

By:

Secretary		President

STATE OF NEW JERSEY	)
) SS.:
COUNTY OF MORRIS	)

I CERTIFY that on _________________, 2010, ______________________ personally came before me and stated under oath to my satisfaction that:

(a)
He signed this Deed as the President of UNIGENE PROPERTIES INC., the corporation named as Grantor in this Deed; and he was fully authorized to and did execute this Deed on its behalf by virtue of authority granted by its Board of Directors; and

(b)	This Deed was made for $1,200,000.00, as the full and actual consideration paid or to be paid for the transfer of title. (Such consideration is defined in N.J.S.A. § 46:15-5).

_____________________________________
NOTARY PUBLIC OF NEW JERSEY

DEED		Dated: __________________ ___, 2011
UNIGENE LABORATORIES INC. TO RCP Birch Road, L.L.C. and ______________, LLC	Grantor Grantee	Record and return to:

(168199)

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE is made on the ___ day of ___________, 2010.

BY UNIGENE LABORATORIES INC., whose address is 81 Fulton Street, Boonton, New Jersey 07005 (hereinafter referred to as "Seller").

TO RCP BIRCH ROAD, L.L.C., whose address is c/o Marlow Park, LLC; 80 Greenwood Avenue, Midland Park, New Jersey 07432

And

               _______________, LLC, a New Jersey limited liability company, whose address is c/o North Jersey Development, Inc., 333 Route 46, Mountain Lakes, New Jersey 07046, as 35% Tenant in common, (together with its successors and assigns, hereinafter collectively referred to as "Purchaser").

The words "Purchaser" and "Seller" include all Purchasers and all Sellers named above.

1.           Transfer of Ownership.  Seller hereby assigns and transfers ownership of the property described below to Purchaser.  Seller has been paid One Dollar ($1.00) for making this transfer.

2.           Property.  The property (hereinafter referred to as the "Personal Property") assigned and transferred to Purchaser hereby consists of the following personal property owned by Seller and located at 110 Little Falls Road, in the Township of Fairfield, Essex County, New Jersey (the "Real Property"):

(a)           Any furniture, personal property, machinery, apparatus and equipment owned by Seller and currently used in the operation, repair and maintenance of the Property (collectively the "Personal Property"), but expressly excluding any property owned by Seller and used in the conduct of its laboratory business;

(b)           All assignable warranties and guaranties (if any) issued in connection with the Personal Property;

(c)           All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi governmental agency, department, board, commission, bureau or any other entity or instrumentality in respect of the Improvements; and

(d)           To the extent transferable, all of Seller's right, title and interest in and to all intangible personal property related to the Real Property, including, without limitation, the plans and specifications and other architectural engineering drawings for the Improvements, to the extent that such property is in Seller's possession or control.

3.           Promises by Seller.  The Seller promises that no one else has any legal rights in the Personal Property.  If anyone claims to have legal rights in the Personal Property, then the Seller will defend Purchaser against the claim and will pay all costs, reasonable attorney fees, and damages.

4.           Warranties and Covenants; Survival.  All of the terms, covenants, obligations, and conditions contained in the Agreement for Sale of Real Estate (the "Agreement") between Seller and Purchaser, dated  January __, 2011, shall inure to the benefit of and shall bind the respective parties hereto, and their legal representatives, successors and assigns, respectively, for a period of six (6) months from the date hereof.

5.           Signatures.  The Seller agrees to the terms of this Bill of Sale.  If this Bill of Sale is made by a corporation, then its proper corporate officers sign and its corporate seal is affixed.

ATTEST:		UNIGENE LABORATORIES INC.

By:

Secretary		President

STATE OF NEW JERSEY	)
) SS.:
COUNTY OF MORRIS	)

I CERTIFY that on _________________, 2010, ______________________ personally came before me and stated under oath to my satisfaction that:

(a)	He signed, sealed and delivered the attached document as the President of UNIGENE LABORATORIES INC., the corporation named as Seller in this document; and

(b)	This document was signed and made by the corporation as its voluntary act and deed by virtue of authority of its Board of Directors.

_____________________________________
NOTARY PUBLIC OF NEW JERSEY

EXHIBIT E

Exceptions to Title

1.           Building restrictions and zoning regulations and ordinances heretofore or hereafter adopted by any public authority.

2.           Consents by Seller or any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

3.           All real estate taxes, water rates and sewer charges and unpaid installments of assessments whether due and payable prior to on or after the Closing Date, subject to adjustment as provided herein.

4.           Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Property.

5.           Variations between record lines of the Property and those shown on the tax map.

6.           Any item which a licensed title insurance company would be willing to insure at no additional charge or premium provided that such item (i) will not be collected out of the Property and (ii) will not prevent the continuation of the present uses of the Property or maintenance of the present structures at the Property.

7.           Any state of facts an accurate survey of the Property would disclose, provided the same to not render title to the Property uninsurable at standard rates.

EXHIBIT F

Service Contracts

EXHIBIT G

Seller's Insurance

EXHIBIT H

ISRA Affidavit

STATE OF NEW JERSEY	)
) SS.:
COUNTY OF MORRIS	)

____________________________, being of full age and duly sworn according to law, upon his oath deposes and says that:

1.           I am the ________________ of Unigene Laboratories Inc., a _______________ nonprofit corporation ("Seller").  As such, I have personal knowledge of the matters set forth in this Affidavit.  My address is _____________________________________.

2.           This Affidavit is made in connection with Seller's conveyance of certain real property to RCP Birch Road, L.L.C., a New Jersey limited liability company, and ______________, LLC, a New Jersey limited liability company (collectively, "Purchaser").  The property to be conveyed is located in the Township of Fairfield, Essex County, New Jersey, and is known and designated as Block 2801, Lot 22 on the tax map of the Township of Fairfield (the "Real Property").

3.           Seller acquired the Real Property on __________________, by Deed from ________________________________________, which Deed was recorded by the Clerk of Passaic County, New Jersey, on ___________, in Deed Book ______, Page ____.

4.           Attached to this Affidavit as Exhibit A is a schedule showing all tenants which occupied the Real Property on or after December 31, 1983, as well as the term of the lease and such tenant's Standard Industrial Classification Number or North American Industry Classification System Number.

5.           Seller's North American Industry Classification System (NAICS) number is

6.           The conveyance of the Real Property to Purchaser is not subject to the New Jersey Industrial Site Recovery Act ("ISRA") because Seller's operations do not constitute an "industrial establishment" within the meaning of ISRA.  To the best of my knowledge, to the extent that the operations of any tenant on the Real Property since December 31, 1983, constituted an "Industrial Establishment" within the meaning of ISRA or its predecessor statute, the Environmental Cleanup Responsibility Act ("ECRA"), such tenant complied, in all material respects, with ECRA/ISRA.

7.           To the best of my knowledge, there has been no violation of Environmental Laws related to the Real Property or the presence or release of Hazardous Materials on or from the Real Property.  Except for de minimis amounts of Hazardous Materials used, stored and disposed of in accordance with Environmental Laws, and used in connection with the ordinary maintenance and operation of the Real Property, neither Seller nor, to Seller's knowledge, any tenant or other occupant has manufactured, introduced, released or discharged from or onto the Real Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and neither Seller, nor to my knowledge any Tenant or other occupant, has used the Real Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials.  There are no underground storage tanks located on the Real Property.  "Hazardous Materials" means, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any Environmental Law.  "Environmental Law" means, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the New Jersey Spill Act and other federal, state, county, municipal and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances and guidelines.

8.           No Environmental Claim has been asserted against Seller or, to my knowledge, against any past or present tenant of the Real Property.  I have no knowledge of any threatened or pending Environmental Claim against Seller or any past or present tenant relating to any tenant's use and occupancy of the Real Property.  "Environmental Claim" means any complaint, action, notice, order, claim, investigation, judicial or administrative proceeding or action, or other similar claims or communications from any person or entity involving or alleging any non-compliance with any Environmental Requirement or the existence of any unsafe or hazardous condition resulting from or related to the release of any Hazardous Material.  "Environmental Requirement" means any law, or any other applicable agreement or restriction (including any condition or requirement imposed by any third party or insurance or surety company), now or hereafter in effect, which relates to any matters addressed by any, Hazardous Material, or the prevention of any unsafe or hazardous condition resulting from or related to the release of any Hazardous Material.

Sworn to and subscribed before me
this ___ day of _____________, 20__

NOTARY PUBLIC OF NEW JERSEY